Exhibit 99.1


                  AptarGroup Reports Fourth Quarter and Record
                  Annual Results; Recaps Acquisition Activity

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Feb. 9, 2006--AptarGroup, Inc. (NYSE:ATR) today reported record annual results in 2005 that were fueled by the Company's 40th consecutive year of increased sales as well as fourth quarter results in line with expectations. The Company also recapped its recent acquisition activity.

    FOURTH QUARTER RESULTS

    For the quarter ended December 31, 2005, sales decreased one percent to $338.8 million from $343.3 million in the prior year. Sales excluding changes in foreign currency exchange rates increased three percent from the prior year. Custom tooling sales in the quarter decreased to $14.6 million from $18.3 million a year ago.
    Net income decreased in the fourth quarter to $23.7 million from $24.0 million a year ago. Diluted earnings per share increased to $.66 per share from $.65 per share in the prior year. Negatively impacting the fourth quarter 2005 net income were charges of approximately $0.5 million ($.01 per diluted share) related to the previously announced Redeployment Program affecting AptarGroup's French fragrance/cosmetic operations. Free cash flow (cash flow from operations less capital expenditures) increased to approximately $11.7 million in the quarter compared to $6.3 million a year ago.

    ANNUAL RESULTS

    For the year ended December 31, 2005, sales increased six percent to a record $1.4 billion from $1.3 billion in the prior year. The impact of changes in foreign currency exchange rates on sales was not significant for the year. Custom tooling sales decreased to $39.6 million from $58.5 million a year ago.
    Net income for the year increased to a record $100.0 million from $93.3 million a year ago. Diluted earnings per share increased 10 percent to $2.77 per share from $2.51 per share in the prior year. Included in the 2005 earnings per share is the positive impact of reduced income taxes recorded in the second quarter related to previous years' research and development credits in the U.S. and tax changes in Italy ($.09 per diluted share), and the negative effects of the Redeployment Program charges recorded in the second half of the year ($.07 per diluted share). Free cash flow increased to a record level of approximately $90.5 million for the year compared to $63.5 million a year ago.

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "Our fourth quarter results were in line with our expectations. We had anticipated a decline in sales to the pharmaceutical market compared to strong fourth quarter 2004 sales to makers of generic pharmaceutical products. The adverse impact of this sales decline was mitigated primarily by increased sales to the food and beverage market and additional sales from companies acquired in 2005. Despite this mix of sales and rising raw material costs, we were able to maintain our operating margin due to our cost containment efforts and, by focusing on working capital, we were also able to grow free cash flow. Additionally, we benefited in the quarter from a lower effective tax rate."
    Siebel added "The year 2005 marked our 40th consecutive year of increased sales and we broke the $100 million net income mark for the first time in the Company's history. We also generated a record level of annual free cash flow.
    "This was also one of our most active periods in terms of acquisitions. We purchased several well run companies that will add to our future growth. In addition, to further enhance shareholder value we increased our dividend 33 percent and repurchased over 1.2 million shares of our stock. I'm pleased that after considering these actions and our recent acquisition activity, our balance sheet remains strong."

    BUSINESS SEGMENT PERFORMANCE

    For the quarter, sales of the Dispensing Systems segment decreased two percent to $285.1 million from $292.0 million in the prior year. The decrease is primarily due to a decline in sales to the pharmaceutical market when compared to the strong fourth quarter 2004 which was driven by exceptionally strong sales to generic drug makers. For the year, sales increased five percent to $1.15 billion from $1.09 billion in the prior year. Fourth quarter Dispensing Systems segment income (income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items) decreased to $38.4 million from $38.7 million in the prior year. For the year, segment income increased to $153.2 million from $142.6 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased two percent to $55.3 million from $54.1 million in the prior year. The increase is primarily due to additional sales from acquired businesses. For the year, sales increased 13 percent to $241.5 million from $213.9 million in the prior year. Fourth quarter SeaquistPerfect segment income decreased slightly to $3.6 million from $3.7 million a year ago. For the year, segment income increased to $21.1 million from $18.1 million in the prior year.

    ACQUISITION RECAP

    Carl Siebel commented on the Company's recent acquisition activity, "In addition to the first quarter 2005 acquisition of EP Spray System, a Swiss manufacturer of aerosol valves with bag-on-valve technology, we finished the year with several other strategic, bolt-on acquisitions. As we previously announced in the fourth quarter, we acquired MBF, a leading French designer and manufacturer of decorative packaging components primarily for the high end of the fragrance/cosmetic market. Later in the fourth quarter, we acquired the remaining half of AirlesSytems SAS (a 50/50 joint venture) for approximately $17 million. AirlesSystems, located in France, designs and manufactures unique dispensing systems that prevent air from entering the dispenser in order to protect product integrity and increase shelf life particularly, for cosmetic and skincare products. Finally, earlier this week we completed the acquisition of CCL Dispensing, a U.S. manufacturer of dispensing closures.
    "As we have indicated in the past, our strategy is to acquire businesses that possess unique technology, quality products and valuable market share. With these new products, technologies and capacity, we are enhancing the services and products we offer our global customers, and consequently, we are well positioned for future growth".

    STOCK OPTION ACCOUNTING

    In accordance with the adoption of a new accounting standard in the first quarter 2006, AptarGroup's income statement will begin reflecting non-cash expenses associated with stock options. AptarGroup estimates the full year impact of stock option costs based on current assumptions to be approximately $.24 per diluted share, of which $.13 per diluted share is expected to be recorded in the first quarter, with the remaining amount expected to be recorded ratably over the remaining quarters of the year.

    OUTLOOK

    Siebel commented, "While the competitive environment remains challenging, we expect sales to our major markets to increase in the first quarter compared to the prior year excluding the effects of changes in exchange rates. We anticipate the first quarter earnings will be reduced by approximately $4.6 million ($.13 per diluted share) because of the adoption of the new stock option accounting rule. Diluted earnings per share for the first quarter of 2006 are currently expected to be in the range of $.53 to $.58, including the impact of expensing employee stock option program costs previously mentioned, compared to $.60 per share in the prior year."


        First Quarter 2006 Estimated Diluted Earnings Per Share

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                      --------------------------------
                                       Estimated 2006  Reported 2005
                                       --------------  -------------
Diluted Earnings Per Share Before
 Stock Option Costs                    $.66  to  $.71           $0.60

Impact of Stock Option Costs                     (.13)            ---

                                      --------------------------------
Diluted Earnings Per Share             $.53  to  $.58           $0.60
                                      ================================


    OPEN CONFERENCE CALL

    There will be a conference call on Friday, February 10, 2006 at 8:00 a.m. CST to discuss the Company's fourth quarter and annual results for 2005. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations, successful integration of acquisitions and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.

    The following Condensed Consolidated Financial Statements are unaudited.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                     THREE MONTHS ENDED             YEAR ENDED
                         DECEMBER 31,              DECEMBER 31,
                  -------------------------  -------------------------
                     2005         2004          2005         2004
                  ------------ ------------  ------------ ------------

Net Sales            $338,814     $343,268    $1,380,009   $1,296,608
Cost of Sales
 (exclusive of
 depreciation
 shown below)         226,978      230,665       923,867      866,865
Selling, Research
 & Development and
 Administrative        51,076       52,341       203,389      194,366
Depreciation and
 Other
 Amortization          24,443       23,814        99,242       94,493
Redeployment
 Program                  746            -         3,718            -
                  ------------ ------------  ------------ ------------
Operating Income       35,571       36,448       149,793      140,884
Other
 Income/(Expense):
  Interest Expense     (3,355)      (2,494)      (12,144)     (10,012)
  Interest Income         671        1,343         3,004        4,255
  Equity in
   Results of
   Affiliates             429          406         1,646        1,323
  Minority
   Interests              259         (112)          342         (383)
  Miscellaneous,
   net                    156          (17)         (688)       1,110
                  ------------ ------------  ------------ ------------
Income before
 Income Taxes          33,731       35,574       141,953      137,177
Provision for
 Income Taxes          10,019       11,561        41,919       43,890
                  ------------ ------------  ------------ ------------
Net Income            $23,712      $24,013      $100,034      $93,287
                  ============ ============  ============ ============

Net Income per
 Share - Basic          $0.68        $0.67         $2.84        $2.58
                  ============ ============  ============ ============
Net Income per
 Share - Diluted        $0.66        $0.65         $2.77        $2.51
                  ============ ============  ============ ============

Average Number of
 Shares - Basic        34,903       35,754        35,188       36,196
Average Number of
 Shares - Diluted      35,935       36,940        36,177       37,157


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS

                                December 31, 2005   December 31, 2004
ASSETS

Cash and Equivalents                     $117,635            $170,368
Receivables, net                          260,175             266,894
Inventories                               184,241             189,349
Other Current Assets                       43,240              34,618
                               ------------------- -------------------
  Total Current Assets                    605,291             661,229
Net Property, Plant and
 Equipment                                536,820             534,762
Goodwill, net                             184,763             140,239
Other Assets                               30,445              37,796
                               ------------------- -------------------
Total Assets                           $1,357,319          $1,374,026
                               =================== ===================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Short-Term Obligations                   $102,103             $63,292
Accounts Payable and Accrued
 Liabilities                              218,659             213,569
                               ------------------- -------------------
  Total Current Liabilities               320,762             276,861
Long-Term Obligations                     144,541             142,581
Deferred Liabilities                       82,628              81,387
                               ------------------- -------------------
Total Liabilities                         547,931             500,829
Stockholders' Equity                      809,388             873,197
                               ------------------- -------------------
Total Liabilities and
 Stockholders' Equity                  $1,357,319          $1,374,026
                               =================== ===================


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                     THREE MONTHS ENDED             YEAR ENDED
                         DECEMBER 31,              DECEMBER 31,
                  -------------------------  -------------------------

                     2005         2004          2005         2004
                  ------------ ------------  ------------ ------------
NET SALES

Dispensing Systems   $285,104     $292,023    $1,147,394   $1,092,412
SeaquistPerfect        55,344       54,108       241,453      213,947
Intersegment
 Eliminations          (1,634)      (2,863)       (8,838)      (9,751)
                  ------------ ------------  ------------ ------------
Total Net Sales      $338,814     $343,268    $1,380,009   $1,296,608
                  ============ ============  ============ ============


SEGMENT INCOME (1)

Dispensing Systems    $38,357      $38,657      $153,163     $142,623
SeaquistPerfect         3,605        3,721        21,143       18,089
Corporate Expenses
 and Other             (4,801)      (5,653)      (19,495)     (17,778)
Redeployment
 Program (2)             (746)           -        (3,718)           -
                  ------------ ------------  ------------ ------------
Income before
 Interest and
 Taxes                 36,415       36,725       151,093      142,934
Less: Interest
 Expense, Net           2,684        1,151         9,140        5,757
                  ------------ ------------  ------------ ------------
Income before
 Income Taxes         $33,731      $35,574      $141,953     $137,177
                  ============ ============  ============ ============

Notes to Condensed Consolidated Financial Statements:

    (1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items.

    (2) - Redeployment Program charges relate to the Dispensing
        Systems segment.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424